SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2003

Genaissance Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30981	06-1338846
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Science Park New Haven, Connecticut	06511
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 773-1450

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events and Regulation FD Disclosure.

On October 29, 2003, we sold 270,000 shares of newly-designated series A preferred stock at a price of $22.50 per share, totaling approximately $6.1 million in proceeds, in a private placement pursuant to a Series A Preferred Stock Purchase Agreement dated as of October 29, 2003 by and between us and the purchaser identified therein.  The proceeds from the transaction will be used for working capital and general corporate purposes.  We also issued a warrant to the series A purchaser exercisable for an additional 190,000 shares of our series A preferred stock with an exercise price of $22.50 per share.  The warrant is exercisable until December 31, 2005.  We have the right to require the series A purchaser to exercise the warrant and purchase such shares at a specified time if the per share trading price of our common stock, as quoted on The Nasdaq National Market, exceeds $4.00 for 23 consecutive business days.  If the warrant is exercised, the aggregate series A investment would be approximately $10.4 million.

Each share of series A preferred stock accrues a dividend of 2% per year, payable semi-annually in arrears on January 5 and July 5 of each year.  Each share of our series A preferred stock is entitled to one vote for each share of our common stock issuable upon conversion of our series A preferred stock.  Each share of our series A preferred stock is currently convertible into ten shares of our common stock.

Each share of our series A preferred stock is convertible into shares of our common stock at any time at the option of the holder of such shares.  We may elect, on or after October 29, 2006, to require the holders of all outstanding shares of our series A preferred stock to convert such shares into our common stock if the per share closing price of our common stock, as quoted by The Nasdaq National Market, exceeds $7.00 for 23 consecutive business days.

The holders of at least 66 2/3% of the outstanding shares of our series A preferred stock may elect to require us to redeem all outstanding shares of our series A preferred stock for the original purchase price, plus all accrued but unpaid dividends as of the redemption date, on either October 29, 2006, 2007 or 2008.  Under the terms of our series A preferred stock, we are also required to redeem all then outstanding shares of our series A preferred stock upon certain other specified events.  If we are required to redeem our series A preferred stock due to such specified events, we are required to pay each holder of our series A preferred stock the original purchase price, plus an amount equal to the dividends that would otherwise have accrued and been payable on such shares through October 29, 2008 that have not otherwise been paid as of the redemption date.  In certain circumstances, we may elect to defer payment of the redemption amount, in which case the redemption price will be re-calculated such that, with respect to the remaining dividends, the dividend rate is increased to 10% per year for any shares that were not redeemed.

We also granted the series A purchaser certain registration rights and certain preemptive rights in connection with future specified issuances of our capital stock.

We filed a Certificate of Designations with the Secretary of State of the State of Delaware on October 29, 2003, creating the series A preferred stock.  This Current Report on Form 8-K is being filed for the purpose of filing as exhibits the Series A Preferred Stock Purchase Agreement, the Certificate of Designations, a Registration Rights Agreement, dated as of October 29, 2003, by and between us and the purchaser identified therein, the warrant issued to the series A purchaser and the specimen certificate representing our series A preferred stock.  A copy of our press release announcing the sale of our series A preferred stock is attached hereto as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits.

(c)           Exhibits

See Exhibit Index attached hereto, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: November 5, 2003	GENAISSANCE PHARMACEUTICALS, INC.

	By:	/s/ Ben D. Kaplan
Ben D. Kaplan
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1	The Registrant’s Amended and Restated Certificate of Incorporation, as amended. Filed herewith.

4.2	Specimen Certificate of the Registrant’s Series A Preferred Stock, $0.001 par value. Filed herewith.

10.1	Series A Preferred Stock Purchase Agreement, dated as of October 29, 2003, by and between the Registrant and the Investor set forth therein. Filed herewith.

10.2	Registration Rights Agreement, dated as of October 29, 2003, by and between the Registrant and the Investor set forth therein. Filed herewith.

10.3	Warrant, dated as of October 29, 2003, issued by the Registrant to the Investor set forth therein. Filed herewith.

99.1	Press Release dated October 30, 2003. Filed herewith.